Exhibit 10.2

EXECUTION COPY

RECEIVABLES SERVICING AGREEMENT

dated as of September 28, 2004

by and among

DONEGAL RECEIVABLES PURCHASING LIMITED,

as Purchaser,

MAKHTESHIM AGAN INDUSTRIES LTD.,

as Servicer

and

COOPERATIVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS

RABOBANK INTERNATIONAL), LONDON BRANCH,

as Agent

-i-

RECEIVABLES SERVICING AGREEMENT

THIS RECEIVABLES SERVICING AGREEMENT (this “Agreement”), dated as of September 28, 2004, by and among DONEGAL RECEIVABLES PURCHASING LIMITED, a limited company incorporated under the laws of the Republic of Ireland (the “Purchaser”), MAKHTESHIM AGAN INDUSTRIES LTD., a limited company organized under the laws of the State of Israel (“MAI”), as the initial Servicer, and COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (trading as RABOBANK INTERNATIONAL), LONDON BRANCH, of Thames Court, One Queenhithe, London EC4V 3RL (the “Agent” or “Rabobank”), as Agent for the CP Lender under the Receivables Funding Agreement and as Agent for the Liquidity Banks under the Liquidity Agreement.

ARTICLE I

DEFINITIONS

SECTION 1.1 Terms Defined in Schedule of Definitions

In this Agreement, unless otherwise defined herein or the context otherwise requires, capitalized terms have the meanings set forth in the Master Schedule of Definitions, Interpretations and Construction, dated as of the Closing Date and signed by the parties hereto and others for the purposes of identification (the “Schedule of Definitions”).

SECTION 1.2 Interpretation

The principles of interpretation set forth in Sections 1.3 and 1.4 of the Schedule of Definitions apply to this Agreement as if fully set forth herein.

ARTICLE II

APPOINTMENT OF SERVICER

SECTION 2.1 Appointment of Servicer

(a) The servicing, administering and collection of the Receivables shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 2.1. Each of the Purchaser and the Agent, on behalf of itself and the Lenders, hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section 2.1, to enforce their respective rights and interests in and under the Affected Assets. To the extent permitted by applicable law, each of the Purchaser and MAI (to the extent not then acting as Servicer hereunder) hereby agrees to grant to any Servicer appointed hereunder an irrevocable power of attorney to, in such Person’s name and on behalf of such Person (i) take the actions set forth in Section 3.1(e) to collect all amounts due under any and all Receivables and take such other actions (including endorsing the Purchaser’s name on checks and other instruments representing Collections) as may be required in the course of completing the collection process contemplated in Section 3.1(e) and (ii) take all such other actions set forth in this Agreement. Until the Agent gives notice to MAI (in accordance with the following sentence of this Section 2.1) of the designation of a new Servicer, MAI is hereby designated as, and hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof. Upon the occurrence of a Servicer Default, the Agent may, and upon the direction of the Majority Lenders shall, designate as Servicer any Person (including itself) to succeed MAI or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(b) Upon the designation of a successor Servicer as set forth above, MAI agrees that it will terminate its activities as Servicer hereunder in any manner necessary, or which the Agent reasonably determines is desirable, to facilitate the transition of the performance of such activities to the new Servicer, and MAI shall, and shall cause each of its Subsidiaries and Affiliates that is an Originator or a Sub-Servicer or that performs any operations or other action related to the origination or servicing of the Affected Assets (each such Person, an “Origination and Servicing Affiliate”) to, cooperate with and assist such new Servicer in any manner necessary, or which the Agent or such new Servicer reasonably determines is desirable, to the collection of all amounts due under the Receivables or the servicing of the Affected Assets. Such cooperation shall include (i) the endorsement of any check or other instrument representing Collections or other Affected Assets, (ii) the execution of any power of attorney or other similar instrument necessary or desirable in connection with the enforcement or servicing of the Receivables and other Affected Assets, and (iii) access to and transfer of records and use by the new Servicer of any records, licenses, hardware or software necessary or desirable to collect the Receivables and otherwise service the Affected Assets.

(c) MAI acknowledges that the Purchaser, the Agent and the Secured Parties have relied on MAI’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement and the other Transaction Documents to which they are a party. Accordingly, MAI agrees that it will not voluntarily resign as Servicer.

(d) MAI hereby agrees that it shall cause each of its Origination and Servicing Affiliates to cooperate and assist the Servicer (including any successor Servicer appointed pursuant to Section 2.1) in any manner such Servicer or the Agent reasonably determines will facilitate the performance of its duties hereunder, including (i) endorsing any check or other instrument representing Collections or other Affected Assets, (ii) executing any power of attorney or other similar instrument necessary or desirable in connection with the enforcement, servicing, administration and/or collection of the Receivables and other Affected Assets, and (iii) providing access to and upon request transferring, and otherwise permitting use by the Servicer of, any records, licenses, hardware or software necessary or reasonably desirable to collect the Receivables and otherwise service the Affected Assets.

(e) If at any time MAI shall cease to be the Servicer hereunder, MAI hereby irrevocably agrees to, and agrees to cause each Origination and Servicing Affiliate to, act (if the Agent or then current Servicer so requests) as the data-processing agent of such Servicer and, in such capacity, MAI and any such Origination and Servicing Affiliate shall conduct the data-processing functions of the administration of the Receivables and the Collections thereon in substantially the same way that MAI conducted such data-processing functions while it acted as the Servicer.

SECTION 2.2 Appointment of Sub-Servicer

(a) The Servicer may at any time appoint a Sub-Servicer to perform all or any portion of its obligations as Servicer hereunder; provided that, in each case (i) the Administrator and the Agent shall have given their prior written consent to such appointment (provided that such consent shall not be unreasonably withheld, and that no such consent shall be required for the appointment of any Originator as a Sub-Servicer with respect to the Receivables generated by such Originator), (ii) upon the termination of the then-acting

Servicer pursuant to the terms of this Agreement, the appointment of any Sub-Servicer appointed by such Servicer shall also terminate unless the Agent shall instruct such Servicer and Sub-Servicer otherwise, (iii) the Servicer shall remain obligated and liable to the Purchaser, the Agent and the Secured Parties for the servicing and administering of the Receivables in accordance with the provisions hereof without diminution of such obligation and liability by virtue of any such appointment of such Sub-Servicer and to the same extent and under the same terms and conditions as if the Servicer alone were servicing and administering the Receivables and (iv) the Servicer shall not appoint a Sub-Servicer to perform any portion of its obligations if, in the opinion of counsel, such appointment would cause the Purchaser to become subject to tax in the jurisdiction in which such Sub-Servicer is located solely by reason of such appointment.

(b) Upon the appointment of a Sub-Servicer that maintains an office or fixed place of business in the United States (a “U.S. Sub-Servicer”), the Servicer shall delegate only the portion of its obligations hereunder that are administerial in character and that will be undertaken by the U.S. Sub-Servicer only at the written direction of the Servicer. For the avoidance of doubt, upon the appointment of one or more U.S. Sub-Servicers:

(i) The Servicer shall require that employees of any U.S. Sub-Servicer responsible for carrying out any duties of MAI maintain regular contact with the Servicer and make regular reports of their sub-servicing activities to the Servicer.

(ii) If the Servicer has appointed a U.S. Sub-Servicer to take action to collect Receivables as set forth in Section 3.1(e) hereof, the Servicer shall require such U.S. Sub-Servicer to comply with such Section 3.1(e): With respect to the collection of a delinquent Receivable by employees of a U.S. Sub-Servicer, if at any time payment (or a portion thereof) with respect to any Receivable remains unpaid (1) for one hundred and eighty (180) days or more after the original due date of such Receivable, such employees will contact the related Obligor in writing with respect to such payment solely for the purpose of informing such Obligor of such delinquency, (2) for three hundred and sixty (360) days or more after the original due date of such Receivable, such employees will contact the related Obligor in writing with respect to such payment solely to notify such Obligor of the Servicer’s intention to commence foreclosure or other proceedings and (3) for five hundred and forty (540) days or more after the original due date of such Receivable (or such Receivable becomes a Defaulted Receivable pursuant to clause (b) of the definition thereof), such employees shall, at the written direction of the Servicer, commence enforcement of such Receivable, any Related Security and the related Contracts, if any, at the times and in the manner directed by the Servicer.

(iii) The Servicer shall not delegate to any U.S. Sub-Servicer the authority to negotiate with any Obligor concerning any unpaid Receivables or to reach any agreement or compromise with an Obligor concerning an unpaid Receivable.

(iv) The Servicer shall not delegate to any U.S. Sub-Servicer the authority to determine whether and when to take legal action on a delinquent Receivable.

(v) The Servicer shall direct any U.S. Sub-Servicer in writing with respect to any and all matters concerning the conduct of any legal proceedings with respect to any Receivable.

(vi) If an Obligor is insolvent or bankrupt, the Servicer shall maintain the sole authority to direct in writing all action in connection with recovery of the amounts due under the Receivable including the authority to make all decisions as to whether to accept or reject a particular compromise or bankruptcy plan.

(c) The Servicer shall require that any Sub-Servicer adopt the negative covenants of the Servicer set forth in Section 6.2.

(d) The fees and expenses of any such Sub-Servicer shall be as agreed between the Servicer and such Sub-Servicer from time to time and none of the Purchaser, the Agent, the Administrator, the Lenders or any Subsidiary or Affiliate thereof shall have any responsibility therefor; provided that any such fees and expenses are paid at arm’s length commercial rates; provided further, that the sub-servicing fee payable by the Servicer to any Sub-Servicer shall be payable to such Sub-Servicer regardless of whether the Servicer has received the Servicing Fee owing to it by the Purchaser.

ARTICLE III

DUTIES OF SERVICER

SECTION 3.1 Duties of Servicer

(a) The Servicer shall perform its obligations under this Agreement with reasonable care and diligence and in accordance with all applicable Law and the applicable Credit and Collection Policy. The Servicer shall set aside (and, if applicable, segregate) and hold in trust for the accounts of the Purchaser, the Agent, the Lenders and each other Secured Party the amount of the Collections to which each is entitled in accordance with Article IV. The Servicer shall not extend the maturity of any Receivable or adjust the Unpaid Balance of any Receivable. The Purchaser shall deliver to the Servicer and the Servicer shall hold in trust for the Purchaser and the Agent, on behalf of the Secured Parties, in accordance with their respective interests, all Records which evidence or relate to any Affected Asset. The Servicer shall not, and shall not permit any of its Affiliates to, make the Administrator, the Agent or any of the Secured Parties or any Affiliate thereof a party to any litigation without the prior written consent of such Person.

(b) The Servicer shall, as soon as practicable following receipt thereof, remit to the applicable Originator all collections from any Person of Indebtedness of such Person which are not on account of a Receivable originated by such Originator. Notwithstanding anything to the contrary contained in this Article III, the Servicer, if not the Purchaser, MAI or any Affiliate of the Purchaser or MAI, shall have no obligation to collect, enforce or take any other action described in this Article III with respect to any indebtedness that does not constitute a part of the Affected Assets other than to deliver to the Purchaser the Collections and documents with respect to any such indebtedness as described in this Section 3.1(b).

(c) The Servicer shall cause a firm of independent certified accountants reasonably satisfactory to the Agent, which may also render other services to the Servicer, the Purchaser, any Originator or any Affiliate thereof, to deliver to the Agent and the Administrator on or before April 30 of each year a report, addressed to the Board of Directors of the Servicer, the Purchaser and the Agent, summarizing the results of certain procedures with respect to certain documents and records relating to the servicing and administering of the Receivables during the preceding calendar year (or, in the case of the first such report, during the period from the Closing Date to February 2, 2005). The procedures to be performed and reported upon by the independent public accountants shall be those agreed to by the Servicer and the Agent.

(d) Any payment by an Obligor in respect of any Indebtedness owed by it to an Originator shall, except as otherwise specified by such Obligor, required by contract or law or clearly indicated by facts or circumstances (including, by way of example, an equivalence of a payment and the amount of a particular invoice), and unless otherwise instructed by the Agent, be applied as a Collection of any Receivable of such Obligor (starting with the oldest such Receivable) to the extent of any amounts then due and payable thereunder before being applied to any other receivable or other indebtedness of such Obligor.

(e) The Servicer shall take action to collect each Receivable from time to time in accordance with the applicable Credit and Collection Policy. If at any time payment (or a portion thereof) with respect to any Receivable remains unpaid (i) for one hundred and eighty (180) days or more after the original due date of such Receivable, the Servicer shall contact the related Obligor with respect to such payment, (ii) for three hundred and sixty (360) days or more after the original due date of such Receivable, the Servicer shall contact the related Obligor with respect to such payment and shall notify such Obligor of its intention to commence foreclosure proceedings and (iii) for five hundred and forty (540) days or more after the original due date of such Receivable (or such Receivable becomes a Defaulted Receivable pursuant to clause (b) of the definition thereof), the Servicer shall commence the enforcement of such Receivable, any Related Security and the related Contracts, if any.

SECTION 3.2 Reports

(a) By no later than 11:00 a.m. (London time) on (a) the fifth (5th) Business Day preceding any Settlement Date described in clause (a)(i) of the definition thereof, and (b) after the occurrence of a Servicer Default, the first (1st) Business Day after any request from the Agent or the Administrator (each, a “Monthly Reporting Date”), the Servicer shall prepare and forward to the Agent and the Administrator a Servicer Report, certified by the Servicer. Each Servicer Report shall (or shall be deemed to) contain a representation of the Servicer to the effect that the Servicer is aware of the contents of each (i) Purchase and Sale Notice delivered pursuant to (and as defined in) any Israeli Purchase and Sale Agreements, and (ii) Subrogation Notice delivered pursuant to (and as defined in) the French Purchase and Sale Agreement, in each case since the date of the Servicer Report most recently delivered pursuant to this Section 3.2, and that such Purchase and Sale Notices accurately set out the Receivables transferred to the Purchaser pursuant to the Israeli Purchase and Sale Agreements and/or such Subrogation Notices accurately set out the principal amount of the French Receivables transferred to the Purchaser pursuant to the French Purchase and Sale Agreement, in each case during the period covered by such Purchase and Sale Notices or such Subrogation Notices.

(b) By no later than 11:00 a.m. (London time) on (i) the first (1st) day of each month, or, if such day is not a Business Day then on the next succeeding Business Day, and (ii) after the occurrence of a Servicer Default, the first (1st) Business Day after any request from the Agent or the Administrator (each, a “Receivables Balance Reporting Date”), the Servicer shall prepare and forward to Agent and the Administrator a Receivables Balance Report in substantially the form shown at Exhibit A hereto, certified by the Servicer. Each Receivables Balance Report shall constitute a certification by the Servicer that the Servicer is aware of the contents of each Purchase and Sale Notice delivered pursuant to (and as defined in) the Israeli Purchase and Sale Agreements since the date of the Receivables Balance

Report or Servicer Report most recently previously delivered pursuant to this Section 3.2, and that such Purchase and Sale Notices accurately set out the Receivables transferred to the Purchaser pursuant to the Israeli Purchase and Sale Agreement during the period covered by such Purchase and Sale Notices.

SECTION 3.3 Blocked Account Arrangements

Prior to the Initial Advance Date under the Receivables Funding Agreement, the Servicer, the Agent and the Purchaser shall enter into Blocked Account Agreements with all of the Blocked Account Banks. Each of the parties hereby agrees and, as applicable, covenants, for the benefit of each of the other parties hereto:

(a) that the Agent may at any time after the Initial Advance Date give notice to any Blocked Account Bank that the Agent is exercising its rights under the applicable Blocked Account Agreement to do any or all of the following: (i) to have the exclusive ownership and control of the related Blocked Account transferred to the Agent and to exercise exclusive dominion and control over the funds deposited therein, (ii) to have the proceeds that are sent to such Blocked Account redirected pursuant to its instructions rather than deposited in such Blocked Account, and (iii) to take any or all other actions permitted under the applicable Blocked Account Agreement;

(b) that if the Agent, at any time, takes any action set forth in clause (a), the Agent shall have exclusive control of the proceeds (including Collections) of all Receivables and Affected Assets;

(c) to take any other action that the Agent may reasonably request to transfer such control and that any proceeds of Receivables and Affected Assets received by any Originator, the Servicer or the Purchaser thereafter shall be sent immediately to the Agent;

(d) that if at any time the Agent takes control of any Blocked Account, the Agent shall not have any rights to the funds therein in excess of the unpaid amounts due to the Purchaser, the Agent, the Lenders or any other Person under the Receivables Funding Agreement, the Liquidity Agreement or any other Transaction Document and the Agent shall distribute or cause to be distributed such funds in accordance with Section 3.1(b) (including the proviso thereto) and Article IV of this Agreement, Article II of the Receivables Funding Agreement, Clause 8.3 of the Security Agreement and Article II of the Liquidity Agreement (in each case as if such funds were held by the Servicer thereunder); provided that the Agent shall not be under any obligation to remit any such funds to any Originator or any other Person if the Agent reasonably believes that such Originator or such Person is not entitled to such funds hereunder or under applicable Law;

(e) that, to the extent they constitute Collections of Receivables or other Affected Assets, funds on deposit in the Blocked Accounts on any day shall be held therein in trust for the benefit of the Agent (on behalf of the Secured Parties);

(f) that, notwithstanding anything herein to the contrary, on and after the occurrence and during the continuance of an Event of Default or a Potential Event of Default, the Purchaser shall, and shall require the Servicer, upon the request of the Agent to the Purchaser (with a copy to the Servicer), within two (2) Business Days after receipt of any Collections received by the Purchaser or the Servicer in any Currency, including any Collections received or deposited into a Blocked Account, remit such Collection or cause such Collections to be remitted to the Collection Account for such Currency;

(g) that so long as the Purchaser shall hold any Collections then or thereafter required to be paid by the Purchaser to the Servicer or the Agent, it shall hold such Collections, and any interest or investment earnings thereon, in trust, and shall deposit such Collections within two (2) Business Days after receipt thereof into the applicable Blocked Account or, if requested by the Agent pursuant to Section 2.8 of the Receivables Funding Agreement, the applicable Collection Account;

(h) that the Servicer shall not deposit or otherwise credit, or cause, suffer or permit to be so deposited or credited, to any Blocked Account cash or cash proceeds other than Collections;

(i) that the Servicer shall not add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(q) to the Receivables Funding Agreement or make any change in any instruction to Obligors regarding payments to be made to any Blocked Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account, or (ii) (A) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto, (B) each new Blocked Account Bank shall be acceptable to the Agent in its sole discretion, and (C) the agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable;

(j) that the Servicer shall procure that each Blocked Account shall at all times be subject to a Blocked Account Agreement and that only Collections are received in the Blocked Accounts.

SECTION 3.4 Enforcement Rights After Servicer Default or Designation of New Servicer

At any time (x) following the designation pursuant to Section 2.1 of a Servicer other than MAI or an Affiliate of MAI or (y) when a Servicer Default exists:

(a) the Agent may (i) notify any Obligor of the Purchaser’s ownership of the Affected Assets and the Agent’s and Secured Parties’ interest therein, and (ii) direct the Obligors that payment of all amounts payable under any Receivable be made directly to the Agent or its designee;

(b) at the Agent’s request and at the Servicer’s expense, the Servicer shall, and shall cause each of its Origination and Servicing Affiliates to (i) give notice of the Purchaser’s ownership of the Receivables and the security interest of the Agent and the Secured Parties’ therein to each Obligor and direct that payments be made directly to the Agent or its designee, and (ii) execute any power of attorney or other similar instrument and/or take any other action necessary or desirable to give effect to such notice and directions, including any action required to be taken so that the obligations or other indebtedness of such Obligor in respect of any Receivables or other Affected Asset may no longer be legally satisfied by payment to MAI or any of its Affiliates; and

(c) at the Agent’s request, the Servicer shall at its own expense, and, shall cause each of its Origination and Servicing Affiliates to (i) assemble all of the Records and shall make the same available to the Agent at the addresses specified for the related Originator in the Purchase and Sale Agreement to which such Originator is a party or at any other place agreed to by such Originator and the Agent, and (ii) segregate all cash, checks and other instruments received by it from time to time constituting Collections of Receivables in a manner reasonably acceptable to the Agent and shall, promptly upon receipt, remit all such cash, checks and instruments, duly endorsed or with duly executed instruments of transfer, to the Agent or its designee.

SECTION 3.5 Power of Attorney

The Purchaser hereby authorizes the Agent, and irrevocably appoints the Agent as its attorney-in-fact, with full power of substitution and with full authority in the place and stead of the Purchaser, which appointment is coupled with an interest, at any time (i) following the designation pursuant to Section 2.1 of a Servicer other than MAI or an Affiliate of MAI or (ii) when a Servicer Default exists, to take the actions set forth in Section 3.1(e) to collect all amounts due under any and all Receivables and take such other actions (including endorsing the Purchaser’s name on checks and other instruments representing Collections) as may be required in the course of completing the collection process contemplated in Section 3.1(e). Nothing in this Section 3.5 shall subject such attorney-in-fact to any liability if such attorney- in-fact elects in its sole discretion not to take any such action or if any action taken by it shall prove to be inadequate or invalid.

ARTICLE IV

ALLOCATION, DEPOSIT AND DISTRIBUTION OF COLLECTIONS

SECTION 4.1 Allocation and Distribution of Collections

The Servicer shall allocate, hold and distribute Collections in accordance with this Section 4.1, subject to Section 4.6.

(a) Daily Allocations. On each day, the Servicer shall, out of the Collections that are received or deemed received by the Purchaser or the Servicer on such day:

(i) allocate and hold in trust for the benefit of the Agent and the Secured Parties an aggregate amount equal to the sum of:

(A) all Yield accrued through such day on the Net Funding Advances and all Interest accrued through such day on the Net Liquidity Advances;

(B) the Servicing Fee accrued through such day;

(C) any other fees payable by the Purchaser on or before the next Settlement Date as described in the Fee Letter;

(D) any payment or mandatory prepayment of the Net Funding Advances or Net Liquidity Advances to be made on or before the next Settlement Date (and, after the Termination Date, the Net Funding Advances and the Net Liquidity Advances); and

(E) any other amounts payable by the Purchaser as described in the definition of Aggregate Unpaids,

in each case, less the amount theretofore allocated and then held in trust by the Servicer in respect of such amounts;

(ii) pay, pro rata based on the amounts owing pursuant to this clause (a)(ii), (A) to Purchaser an amount equal to any operating expenses (including management fees and expenses and any Taxes payable by Purchaser) of Purchaser then due and payable or that will become due and payable prior to the next Settlement Date, and (B) to Purchaser an amount equal to one thousand five hundred Dollars ($1,500) per annum; and

(iii) allocate the remainder, if any, of such Collections to the Purchaser for application in accordance with Section 4.2.

(b) Deposits and Distributions other than on Settlement Dates. On each Yield Payment Date and Interest Payment Date (other than a Settlement Date) and each other date (other than a Settlement Date) when amounts described in Section 4.1(a)(i) are due and payable in any Currency:

(i) the Servicer shall deposit into the account of the Agent specified in Schedule 1.6 to the Schedule of Definitions for deposits in such Currency, out of the amounts allocated pursuant to Section 4.1(a)(i), an amount in such Currency equal to the sum of the amounts so due and payable (or, if less, the amount available for such payment); and

(ii) upon receipt by the Agent of such amount, the Agent shall distribute it to the Lenders or other Persons entitled thereto, in the order of priority set forth in Section 4.1(c)(ii), in payment of such Yield, Interest, fees, Net Funding Advances, Net Liquidity Advances and other amounts.

(c) Deposits and Distributions on Settlement Dates. On each Settlement Date, for each Currency:

(i) the Servicer shall deposit into the applicable account of the Agent specified in Schedule 1.6 to the Schedule of Definitions for deposits in such Currency, out of the amounts set aside pursuant to Section 4.1(a)(i) (and not prior to such time deposited in accordance with Section 4.1(b)), an amount in such Currency equal to the sum of the unpaid amounts described in such Section 4.1(a)(i) and falling due on or before such Settlement Date; and

(ii) upon receipt by the Agent of such amount, the Agent shall distribute it to the Persons, for the purposes and in the order of priority set forth below:

(A) to the Liquidity Banks, pro rata based on the amount of accrued and unpaid Interest owing to each of them, in payment of the accrued and unpaid Interest on the Liquidity Advances denominated in such Currency for the related Interest Period in an amount equal to the amount of accrued and unpaid interest on the lesser of the Currency Asset Deficiency and the Currency Net Liquidity Advances for such Currency;

(B) to the Lenders, pro rata based on the amount of accrued and unpaid Yield and Interest owing to each of them, in payment of the accrued and unpaid Yield on the Tranches denominated in such Currency for the related Rate Period and all other accrued and unpaid Interest on the Liquidity Advances denominated in such Currency for the related Interest Period;

(C) if MAI or any Affiliate of MAI is not then the Servicer, to the Servicer in payment of the accrued and unpaid Servicing Fee for such Currency payable on such Settlement Date;

(D) to the Liquidity Banks, pro rata based on the respective principal amounts of the Liquidity Advances denominated in such Currency and held by them, in repayment and reduction of the Currency Net Liquidity Advances denominated in such Currency, in an amount equal to the lesser of the Currency Asset Deficiency and the Currency Net Liquidity Advances for such Currency then due and payable;

(E) to the Lenders, pro rata based on the respective principal amounts of the Advances denominated in such Currency and held by them, in repayment and reduction of (x) the Currency Net Funding Advances and the Currency Net Liquidity Advances in such Currency and (y) the Net Funding Advances and Net Liquidity Advances, in each case then due and payable;

(F) to the Agent, the Administrator, the applicable Lenders or such other Persons as may be entitled to such payment, in payment of any other Aggregate Unpaids (other than Net Funding Advances, Net Liquidity Advances, Yield, Interest and Servicing Fee) owed by the Purchaser, any Originator and/or the Servicer hereunder to such Person and denominated in such Currency; and

(G) if MAI or any Affiliate of MAI is the Servicer, to the Servicer in payment of the accrued Servicing Fee for such Currency payable on such Settlement Date, to the extent not paid pursuant to clause (ii) or retained by the Servicer as provided below;

(iii) notwithstanding the foregoing, unless either (A) an Event of Default or Potential Event of Default has occurred and is continuing, or (B) the Agent elects, by not less than ten (10) days prior written notice to the Servicer, to revoke its consent to the Servicer’s retention of Servicing Fee, the Servicer may retain amounts which would otherwise be deposited in respect of any accrued and unpaid Servicing Fee, in which case no deposit or distribution shall be made in respect of such Servicing Fee under this Section 4.1(c); and

(iv) the Servicer shall retain, and continue to allocate and hold in trust in accordance with Section 4.1(a), any amounts allocated pursuant to Section 4.1(a)(i) in excess of the amount required to be deposited in the Agent’s account pursuant to this Section 4.1(c) or pursuant to Section 4.1(b) above.

(d) Deposits to Collection Account. Notwithstanding anything herein or in any other Transaction Document to the contrary, on and after the occurrence and during the continuance of an Event of Default or a Potential Event of Default, the Purchaser shall, and shall require the Servicer to, upon the request of the Agent to the Purchaser (with a copy to the Servicer), within two (2) Business Days after receipt of any Collections received by the Purchaser or the Servicer in any Currency, including any Collections received or deposited into a Blocked Account or a Proceed Account, remit such Collection or cause such Collections to be remitted to the Collection Account for such Currency.

SECTION 4.2 Application of Collections Allocated to the Purchaser

(a) Subject to Section 4.6, on each day the Servicer shall allocate and apply, on behalf of the Purchaser, Collections in respect of Receivables allocated to the Purchaser under Section 4.1(a)(iii) as follows:

(i) first, to the payment or provision for payment when due of accrued interest on any Deferred Obligation Amount payable by the Purchaser to the Originators and the Subordinated Lender, as the case may be, under the Purchase and Sale Agreements or the Subordinated Loan Agreement, as applicable,

(ii) second, to the payment, pro rata based on the respective amounts owing in respect thereof, of the purchase price of French Receivables to be purchased pursuant to the French Purchase and Sale Agreement and to the payment of the purchase price of US Receivables to be purchased pursuant to the US Purchase and Sale Agreement;

(iii) third, to the payment of the purchase price of new Receivables purchased or to be purchased by the Purchaser on such day pursuant to the Purchase and Sale Agreements;

(iv) fourth, to the payment to the Originators and the Subordinated Lender, as the case may be, of the Deferred Obligation Amounts owing by the Purchaser pursuant to the Purchase and Sale Agreements or the Subordinated Loan Agreement, as applicable (as such Deferred Obligation Amounts may, subject to Section 4.2(c), be reduced from time to time by funding costs and losses (net of recoveries) in excess of the amount of discount used to calculate the purchase price of such Receivables); and

(v) fifth, for investment by the Servicer in Eligible Investments; provided that no such Eligible Investments shall include any option or other embedded derivative feature nor be in the form of an equity security.

(b) The amount of Collections allocated to the Purchaser under Section 4.1(a) on any day shall be allocated among the Originators and the Subordinated Lender for application pursuant to clauses (a)(i), (a)(ii), (a)(iii) and (a)(iv) on a pro rata basis according to amounts owing to such Persons; provided that no amount shall be distributed to any Originator or the Subordinated Lender in excess of available Collections on Receivables purchased by Purchaser from such Originator.

(c) Notwithstanding anything herein to the contrary (i) to the extent the Purchaser is required to make any payment described in Section 3.1(b)(iii) (or any corresponding Section) of the French Purchase and Sale Agreement or Section 3.1 (or any corresponding Section) of the US Purchase and Sale Agreement, the Purchaser shall use all available funds to make such payment prior to making any other payment described in this Section 4.2, and (ii) it is understood and agreed that (A) the payment of any amount described in (x) Section 3.1

(or any corresponding Section) of the US Purchase and Sale Agreement or (y) Section 3.1(b)(iii) (or any corresponding Section) of the French Purchase and Sale Agreement shall not be reduced by any losses with respect to the Receivables transferred thereunder, and (B) that any such losses shall instead be allocated to amounts owing to the Subordinated Lender pursuant to Section 4.2(a).

(d) On or before each Monthly Reporting Date, the Servicer will calculate the aggregate amounts paid or payable to each Originator and the Subordinated Lender under Section 4.2(a) during the preceding calendar month, and will set forth the results of such calculations and any resulting adjustments as indicated in the form of the Servicer Report.

SECTION 4.3 Collections Held in Trust

(a) So long as the Servicer shall hold any Collections then or thereafter required to be paid by the Purchaser or the Servicer to the Agent, it shall hold such Collections, and any interest or investment earnings thereon, in trust and, if requested by the Agent, shall deposit such Collections within two (2) Business Days after receipt thereof into the applicable Blocked Account or, if requested by the Agent pursuant to Section 2.9 of the Receivables Funding Agreement, the applicable Collection Account.

(b) In any case and at all times, within two (2) Business Days after any collections are deposited or received into a Proceed Account, the Servicer shall cause such collections to be deposited into the applicable Blocked Account or, if requested by the Agent pursuant to Section 2.9 of the Receivables Funding Agreement, the applicable Collection Account.

(c) No Advance shall be deemed reduced by any amount held in trust or in any Blocked Account, Proceed Account or Collection Account unless and until, and then only to the extent that, such amount is finally paid to the Agent in accordance with Section 4.1.

SECTION 4.4 Deemed Collections

(a) Dilutions. If on any day the Unpaid Balance of a Receivable is reduced or such Receivable is cancelled as a result of any Dilution, the Purchaser shall be deemed to have received on such day a Collection of such Receivable in the amount of the Unpaid Balance (as determined immediately prior to such Dilution) of such Receivable (if such Receivable is cancelled) or, otherwise in the amount of such reduction, and the Purchaser shall, not later than the second (2nd) Business Day following such day, pay to the Servicer an amount (in the Currency in which such Receivable is denominated) equal to such Deemed Collection and such amount shall be applied by the Servicer as a Collection in accordance with Section 4.1.

(b) Breach of Representation or Warranty. If on any day any of the representations or warranties in Article IV of the Receivables Funding Agreement or Article V of this Agreement, was or becomes untrue with respect to a Receivable, the Purchaser shall be deemed to have received on such day a Collection of such Receivable in full and the Purchaser shall, not later than the second (2nd) Business Day following such day, pay to the Servicer an amount (in the Currency in which such Receivable is denominated) equal to the Unpaid Balance of such Receivable and such amount shall be allocated and applied by the Servicer as a Collection in accordance with Section 4.1.

(c) Conditions Where Payment Not Required. Unless (x) an Event of Default or Potential Event of Default shall have occurred and be continuing, or (y) the Agent shall have given notice to the Purchaser and the Servicer to the effect that this Section 4.4(c) shall not apply, the Purchaser shall not be required under Section 4.4(a) or 4.4(b) to pay the amount of such Deemed Collection to the extent that (after giving effect to the Dilution or breach of representation and warranty but before giving effect to such payment) the Currency Borrowing Base in the Currency applicable to such Deemed Collection exceeds the sum of the Currency Net Funding Advances and the Currency Net Liquidity Advances in such Currency.

SECTION 4.5 Payments, etc.

(a) All amounts to be paid or deposited by the Purchaser or the Servicer hereunder shall be paid in a manner such that the amount to be paid or deposited is actually received by the Person to which such amount is to be paid or on behalf of which such amount is to be deposited, in accordance with the terms hereof, no later than 11:00 a.m. (local time where such receiving Person is located) on the day when due in immediately available funds.

(b) All amounts payable to the Agent (whether on behalf of or for the account of any Secured Party or otherwise) shall be paid or deposited in the account indicated under the heading “Payment Information” in Schedule 1.6 to the Schedule of Definitions, unless otherwise notified by the Agent.

(c) The Purchaser shall, to the extent permitted by Law, pay to the Agent, for the benefit of the Secured Parties, upon demand, interest on all amounts not paid or deposited when due hereunder at a rate equal to the Default Rate applicable to the Currency in which such amounts are denominated.

SECTION 4.6 Allocation and Payments in Different Currencies

To the extent practicable, the Servicer shall allocate and apply Collections denominated in each Currency to the payment of amounts payable in that Currency. To the extent that aggregate amounts payable or to become payable in any Currency (or any other currency) exceed the amount of Collections denominated in that Currency and available for such payment, and that Collections denominated in any other Currency are available for such payment, then the Servicer shall allocate such other Collections to the payment of such amount, and on the relevant due date the Servicer shall cause such other Collections to be converted into the relevant currency of payment using commercially reasonable methods and shall apply the amounts so converted to the making of such payment.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

SECTION 5.1 Representations and Warranties of the Servicer

The Servicer represents and warrants to the Purchaser and the Agent, for the benefit of the Agent, the Administrator and the Secured Parties, that, on the Closing Date and on each Advance Date and each Settlement Date:

(a) Corporate Existence and Power. It (i) is a limited company duly organized, validly existing under the laws of its jurisdiction of organization, (ii) has all corporate power and all licenses, authorizations, consents, approvals and qualifications of and from all Official Bodies and other third parties required to carry on its business in each jurisdiction in which its business is now and proposed to be conducted (except where the failure to have any such licenses, authorizations, consents, approvals and qualifications would not individually, or in the aggregate, have a Material Adverse Effect), and (iii) is duly qualified to do business in and in good standing in every other jurisdiction in which the nature of its business requires it to be so qualified, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

(b) Corporate and Governmental Authorization; Contravention. The execution, delivery and performance by it of this Agreement and the other Transaction Documents to which it is a party (i) are within its corporate powers, (ii) have been duly authorized by all necessary corporate and shareholder action, (iii) require no action by or in respect of, or filing with, any Official Body or official thereof or third party, (iv) do not contravene or constitute a default under (A) its Organic Documents, (B) any Law applicable to it, (C) any contractual restriction binding on or affecting it or its property or (D) any order, writ, judgment, award, injunction, decree or other instrument binding on or affecting it or its property, or (v) result in the creation or imposition of any Adverse Claim upon or with respect to its property or the property of any of its Subsidiaries (except as contemplated by the Transaction Documents).

(c) Binding Effect. Each of this Agreement and the other Transaction Documents to which it is a party has been duly executed and delivered and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally.

(d) Accuracy of Information. All information heretofore furnished by it (including the Servicer Reports and its financial statements) to any Lender, the Agent or the Administrator for purposes of or in connection with this Agreement, any other Transaction Document or any transaction contemplated hereby or thereby is, and all such information hereafter furnished by it to any Lender, the Agent or the Administrator will be, true, complete and accurate in every material respect, on the date such information is stated or certified, and no such item contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary in order to make the statements contained therein, in the light of the circumstances under which they were made, not misleading.

(e) Action, Suits. It is not in violation of any order of Official Body or arbitrator. There are no actions, suits, litigation or proceedings pending, or to its knowledge, threatened, against or affecting it or any of its Affiliates or their respective properties, in or before any Official Body or arbitrator, which may, individually or in the aggregate, have a Material Adverse Effect.

(f) Eligibility of Receivables. Each Receivable represented by it to be an Eligible Receivable in any Servicer Report or Receivables Balance Report is in fact an Eligible Receivable as of the date of such report, and each Receivable which is included in the calculation of any Currency Net Receivables Balance as of any time is in fact an Eligible Receivable and not a Defaulted Receivable or a Delinquent Receivable at such time. It has no knowledge of any fact (including any defaults by the Obligor thereunder on any other Receivable) that would cause it or should have caused it to expect any payments on such Receivable not to be paid in full when due or that is reasonably likely to cause or result in any other Material Adverse Effect with respect to such Receivable.

(g) Credit and Collection Policy. Since March 31, 2001, there have been no changes in any Originator’s Credit and Collection Policy other than in accordance with this Agreement and the Transaction Documents. Since such date, no material adverse change has occurred in the overall rate of collection of the Receivables. It has at all times complied with the applicable Credit and Collection Policy.

(h) Material Adverse Effect. Since December 31, 2000, there has been no Material Adverse Effect in relation to the Servicer.

(i) Accounts.

(i) The names and addresses of all the Blocked Account Banks, together with the account numbers of the Blocked Accounts at such Blocked Account Banks, are specified in Schedule 4.1(q) to the Receivables Funding Agreement (or at such other Blocked Account Banks and/or with such other Blocked Accounts as have been notified to the Agent and for which Blocked Account Agreements have been executed and delivered to the Agent in accordance with Section 5.2(e) to the Receivables Funding Agreement). Such Blocked Accounts are subject to Blocked Account Agreements. Only Collections are deposited into the Blocked Accounts.

(ii) The names and addresses of all the Proceed Account Banks, together with the account numbers of the Proceed Accounts at such Proceed Account Banks, are as specified in Schedule 4.1(q)(ii) to the Receivables Funding Agreement.

(iii) With respect to any Receivable originated prior to the Initial Advance Date, the related Obligor has been instructed to make payments of collections in respect thereof only to the relevant Blocked Account or the relevant Proceed Account.

(iv) With respect to any Receivable originated after the Initial Advance Date, the related Obligor has been instructed to make payments thereof only to the relevant Blocked Account.

(v) Each Proceed Account is owned and maintained by an Originator free and clear of any Adverse Claim, other than any right of set-off or other statutory lien in favour of the related Proceed Account Bank.

(j) No Currency Convertibility and Transfer Limitation. No payment by any Obligor nor remittance of any Collections by any Originator, the Servicer or the Purchaser is or will be affected by any Currency Convertibility and Transfer Limitation.

(k) No Servicer Default. No event has occurred and is continuing and no condition exists which constitutes or may reasonably be expected to constitute a Servicer Default.

SECTION 5.2 Additional Representations and Warranties of the Servicer

The Servicer represents and warrants on the Closing Date and on each Advance Date and each Settlement Date to the Purchaser, the Agent, the Administrator and the Secured Parties, which representation and warranty shall survive the execution and delivery of this Agreement, that each of the representations and warranties of the Servicer (whether made by the Servicer in its capacity hereunder or under the Parent Undertaking Agreement) contained in any other Transaction Document is true, complete and correct and, if made by the Servicer in its capacity as Parent under the Parent Undertaking Agreement, applies with equal force to the Servicer in its capacity as the Servicer, and the Servicer hereby makes each such representation and warranty to, and for the benefit of, the Purchaser, the Agent, the Administrator and the Secured Parties as if the same were set forth in full herein.

ARTICLE VI

COVENANTS

SECTION 6.1 Affirmative Covenants of the Servicer

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) Reporting Requirements. The Servicer shall maintain for itself and its Subsidiaries a system of accounting established and administered in accordance with GAAP, and shall furnish (or cause to be furnished) to the Agent:

(i) Annual Reporting. Within one hundred (100) days after the close of each of its fiscal years, audited financial statements, prepared by a internationally- recognized accounting firm in accordance with GAAP on a consolidated basis for the Servicer and its Subsidiaries, including a balance sheet as of the end of such period and related statements of operations, shareholder’s equity and cash flows, accompanied by (A) an unqualified audit report certified by independent certified public accountants, acceptable to the Agent, prepared in accordance with GAAP, and (B) any management letter prepared by said accountants.

(ii) Quarterly Reporting. Within seventy (70) days after the close of the first three quarterly periods of each of its fiscal years, for the Servicer and its Subsidiaries, in accordance with GAAP (on a consolidated basis), unaudited balance sheets as at the close of each such period and related statements of operations, shareholder’s equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by its director of finance or chief financial officer.

(iii) Compliance Certificate. Together with the financial statements required hereunder, a compliance certificate signed by the Servicer’s director of finance or chief financial officer, stating that (A) the attached financial statements have been prepared in accordance with GAAP and accurately reflect the financial condition of the Servicer and its Subsidiaries, and (B) to the best of such Person’s knowledge, no Servicer Default or Potential Servicer Default exists, or if any Servicer Default or Potential Servicer Default exists, stating the nature and status thereof and the action, if any, taken or proposed to be taken to remedy the same.

(iv) Shareholders Statements and Reports. Promptly upon the furnishing thereof to the shareholders of the Servicer, copies of all financial statements, reports and proxy statements so furnished.

(v) Stock Exchange or Securities Regulator Filings. Promptly upon the filing thereof, copies of each prospectus, information memorandum, registration statement and annual, quarterly or other material report which the Servicer or any Subsidiary thereof files with any stock exchange on which such Person’s securities are listed or with any securities regulator or other Official Body.

(vi) Notice of Servicer Defaults or Potential Servicer Defaults, etc. As soon as possible and in any event within two (2) Business Days after the Servicer obtains knowledge of (A) the occurrence of any Servicer Default or Potential Servicer Default, a statement of its director of finance or chief financial officer or chief accounting officer setting forth details of such Servicer Default or Potential Servicer Default and the action which it proposes to take with respect thereto, which information shall be updated promptly from time to time; (B) any litigation, investigation or proceeding that may exist at any time between it and any Person that may result in a Material Adverse Effect or any litigation or proceeding relating to any Transaction Document, notice of such litigation, investigation or proceeding; and (C) the existence of a Material Adverse Effect, notice of such Material Adverse Effect.

(vii) Change in Debt Ratings. Within five (5) days after the date of any change in the Servicer’s public or private debt ratings, if any, a written certification of such public and private debt ratings after giving effect to any such change.

(viii) Change in Accountants or Accounting Policy. Promptly after the occurrence thereof, notice of any change in the accountants or accounting policy (as such policy relates to any Receivable or any other Affected Assets or to any transaction contemplated by the Transaction Documents) of the Servicer.

(ix) Auditor Reviews. Promptly upon the delivery thereof to the Servicer, copies of each auditor’s report in respect of any review by such auditor of any one or more Settlement Reports and/or Receivables Balance Reports delivered pursuant hereto.

(x) Other Information. To the extent not prohibited by applicable Law, such other information (including non-financial information) as the Agent or the Administrator may from time to time reasonably request with respect to the Servicer or any Subsidiary of the Servicer.

(b) Conduct of Business. The Servicer shall, and shall cause each of its Subsidiaries to, (i) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, (ii) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization, and (iii) maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

(c) Compliance with Laws, etc. The Servicer shall, and shall cause each of its Subsidiaries to, comply with all Laws to which it or its respective properties may be subject and preserve and maintain its corporate existence, licenses, rights, franchises, qualifications and privileges.

(d) Furnishing of Information and Inspection of Records. The Servicer shall furnish to the Agent from time to time such information with respect to the Affected Assets as the Agent may reasonably request, including listings identifying the Obligor and the Unpaid Balance (and Currency) of each Receivable. Upon reasonable advance notice by the Agent to the Servicer, the Servicer shall, at any time and from time to time during regular business hours, permit the Agent, or its agents or representatives, at the expense of the Servicer (i) to examine and make copies of and take abstracts from all books, records and documents (including computer tapes and disks) relating to the Receivables or other Affected Assets, including any related Contract, and (ii) to visit the offices and properties of the Servicer for the purpose of examining such materials described in clause (i), and to discuss matters relating to the Affected Assets or the Servicer’s performance hereunder, and under the other Transaction Documents to which the Servicer is a party with any of the officers, directors, relevant employees (after consultation with MAI) or independent public accountants of the Servicer (or any Sub servicer) having knowledge of such matters. Subject to Section 9.9, such agents and representatives shall be bound to treat any information received pursuant to this clause (d) as confidential.

(e) Keeping of Records and Books of Account. The Servicer shall maintain and implement administrative and operating procedures (including an ability to recreate records evidencing Receivables and any related Contract in the event of the destruction of the originals thereof), and keep and maintain, all documents, books, computer tapes, disks, Records and other information reasonably necessary or advisable for the collection and administration of all Receivables (including records adequate to permit the daily identification of each new Receivable and all Collections of and adjustments to each existing Receivable). The Servicer shall give the Agent prompt notice of any material change in its administrative and operating procedures referred to in the previous sentence.

(f) Performance and Compliance with Receivables and Contracts and Credit and Collection Policy. The Servicer shall (i) at its own expense, timely and fully perform and comply with all material provisions, covenants and other promises required to be observed by it under any Contract related to the Receivables; and (ii) timely and fully comply with the applicable Credit and Collection Policy.

(g) Notice of Agent’s Interest. In the event that the Servicer shall sell or otherwise transfer any interest in accounts receivable or any other financial assets relating to any Receivable, any Contract or any other Affected Asset (other than as contemplated by the Transaction Documents), any computer tapes or files or other documents or instruments provided by the Servicer in connection with any such sale or transfer shall disclose the Purchaser’s ownership of the Receivables and the other Affected Assets and the Agent’s and the Secured Parties’ interest therein.

(h) Collections. The Servicer shall instruct all Obligors to cause all Collections to be deposited directly to a Blocked Account or to post office boxes to which only Blocked Account Banks have access. The Servicer shall cause all items and amounts relating to such Collections received in such post office boxes to be removed and deposited into a Blocked Account on a daily basis.

(i) Collections Received. The Servicer shall hold in trust, and deposit, immediately, but in any event not later than two (2) Business Days after its receipt thereof (including any receipt of Collections in a Proceed Account), to a Blocked Account or, if required by Section 2.8 of the Receivable Funding Agreement, to the Collection Account, all Collections received by it from time to time.

(j) Accounts. The Servicer shall procure that:

(i) each Blocked Account shall at all times be subject to a Blocked Account Agreement and that only Collections are received in such Blocked Account; and

(ii) each Proceed Account shall at all times be owned and maintained by an Originator free and clear of any Adverse Claim, other than any right of set-off or other statutory lien in favour of the related Proceed Account Bank.

(k) Personal Information. Notwithstanding anything in any Transaction Document to the contrary, the Servicer shall ensure that no personal or other information in, or otherwise relating to, any Contract, Receivable, any Collection related thereto, or any other Affected Asset or any Record (“Relevant Personal Data”) is transmitted or delivered to, or otherwise received by, the Purchaser, the Agent or any other Indemnified Party if such transmission, delivery or receipt would result in the violation by such Person of any legislation or regulation relating to data protection; provided that, upon the request of the Agent at any time after an Event of Default has occurred and is continuing, the Servicer shall, and shall cause each of the Originators to, in each case, at its own expense, co-operate, assist and otherwise take all necessary actions as may be required to ensure that all Relevant Personal Data is transferred to the Agent (or such other Person as the Agent may direct) in accordance with all applicable Law, including entering into any further deeds or documents which may be required to comply with any such legislation or regulations relating to data protection.

SECTION 6.2 Negative Covenants of the Servicer

At all times from the date hereof to the Final Payout Date, unless the Agent shall otherwise consent in writing:

(a) No Extension or Amendment of Receivables. The Servicer shall not (i) extend, amend or otherwise modify the terms of any Receivable, or (ii) amend, modify or waive any term or condition of any Contract related thereto.

(b) No Change in Business or Credit and Collection Policy. The Servicer shall not (i) make any change in the general nature of its business or (ii) make any change in any Credit and Collection Policy.

(c) No Mergers, etc. The Servicer shall not consolidate or merge with or into, or sell, lease or transfer all or substantially all of its assets to, any other Person, unless in the case of any such action by the Servicer (i) no Servicer Default, Potential Servicer Default or Material Adverse Effect would occur or be reasonably likely to occur as a result of such transaction, (ii) such Person executes and delivers to the Agent and each Secured Party an agreement by which such Person assumes the obligations of the Servicer hereunder and under the other Transaction Documents to which it is a party, or confirms that such obligations remain enforceable against it, together with such certificates and opinions of counsel as the Agent or any Lender may reasonably request.

(d) No Change in Payment Instructions to Obligors. The Servicer shall not (and shall not permit the Purchaser to) add or terminate any bank as a Blocked Account Bank or any account as a Blocked Account to or from those listed in Schedule 4.1(q) of the Receivables Funding Agreement or make any change in the instructions to Obligors regarding payments to be made to any Blocked Account or Proceed Account, unless (i) such instructions are to deposit such payments to another existing Blocked Account or to the Collection Account, or (ii) (A) the Agent shall have received written notice of such addition, termination or change at least thirty (30) days prior thereto, (B) each new Blocked Account Bank shall be acceptable to the Agent in its sole discretion, and (C) the Agent shall have received a Blocked Account Agreement executed by each new Blocked Account Bank or an existing Blocked Account Bank with respect to each new Blocked Account, as applicable.

(e) Deposits to Blocked Accounts. The Servicer shall not deposit or otherwise credit, or cause or permit to be so deposited or credited, to any Blocked Account or the Collection Account cash or cash proceeds other than Collections.

ARTICLE VII

SERVICER DEFAULT

SECTION 7.1 Servicer Default

The occurrence of any one or more of the following events shall constitute a “Servicer Default”:

(a) the Servicer shall fail to make any payment or deposit required to be made by it hereunder (including any deposit or payment pursuant to Article IV) (i) on the date when due in the case of any payment of Net Funding Advances, Net Liquidity Advances, Yield, Interest or any deposit of Collections on Receivables, or (ii) within five (5) Business Days after the date when due in the case of expenses, indemnities or other amounts not covered by clause (a)(i);

(b) the Servicer shall fail to observe or perform any term, covenant, undertaking or agreement on the Servicer’s part to be performed under Section 3.2 (Reports), Sections 6.1(a)(vi) (Notice of Servicer Default or Potential Servicer Defaults, etc.), 6.1(a)(vii) (Change in Debt Ratings), 6.2(c) (No Mergers, etc.), or 6.2(d) (No Change in Payment Instructions to Obligors);

(c) the Servicer shall fail to observe or perform any other term, covenant or agreement hereunder or under any of the other Transaction Documents to which the Servicer is a party or by which the Servicer is bound, and such failure shall remain unremedied for thirty (30) days after the earlier of (i) notice from the Agent of such failure requiring the same to be remedied, and (ii) the Servicer obtaining knowledge of such failure;

(d) any representation, warranty, certification or statement made or deemed to be made by the Servicer in this Agreement or in any of the other Transaction Document or in any information, certificate, report or document delivered pursuant to any of the foregoing shall prove to have been incorrect in any material respect when made or deemed to be made or delivered;

(e) either:

(i) a default or event of default (however denominated) shall occur under any agreement of the Servicer or any Subsidiary of Servicer evidencing, giving rise to or otherwise relating to Indebtedness of any such Person in an amount greater than the

Threshold Debt Amount for such Person, and such default or event of default either:

(A) is a failure to pay when due any amounts due under such agreement; or

(B) causes, or permits the holder of such Indebtedness to cause, such Indebtedness to become due and payable prior to its stated maturity; or

(ii) any Indebtedness owing by any such Person in an amount greater than the Threshold Debt Amount for such Person shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the scheduled date of maturity thereof; or

(f) any Event of Bankruptcy shall occur with respect to the Servicer or any Origination and Servicing Affiliate;

(g) there shall have occurred any Material Adverse Effect in the operations of the Servicer or in the ability of the Servicer to service and collect the Receivables; or

(h) one or more final judgments for the payment of money in an aggregate amount greater than the Threshold Debt Amount, shall be entered against the Servicer or any Subsidiary of any the Servicer, and such judgment shall continue unsatisfied and in effect for thirty (30) consecutive days without a stay of execution.

ARTICLE VIII

SERVICING FEE

SECTION 8.1 Servicing Fee

The Servicer shall be paid a Servicing Fee in accordance with Section 4.1 and subject to the priorities therein. If the Servicer is not MAI or an Affiliate of MAI, the Servicer, by giving three (3) Business Days prior written notice to the Agent, may revise the percentage used to calculate the Servicing Fee so long as the revised percentage will not result in a Servicing Fee that exceeds one hundred and ten percent (110%) of the reasonable and appropriate out-of-pocket costs and expenses of such Servicer incurred in connection with the performance of its obligations hereunder as documented to the reasonable satisfaction of the Agent; provided that at any time the sum of the Currency Net Funding Advances and the Currency Net Liquidity Advances in any Currency exceeds the Currency Borrowing Base for such Currency, any compensation to the Servicer in excess of the Servicing Fee initially provided for herein shall be an obligation of the Purchaser and shall not be payable, in whole or in part, from Collections allocated to the Lenders.

SECTION 8.2 Value Added Taxes

Each of the parties hereto agrees that the Servicing Fee determined in accordance with Section 8.1 shall be inclusive of all value added taxes and comparable or similar Taxes and that (a) the payor of such fee shall have no responsibility to pay any additional amount in respect of any such Taxes and (b) in the event that any such Taxes are payable with respect to the payment or receipt of the Servicing Fee, the Servicer shall promptly pay such Taxes in full or, to the extent such Taxes have already been paid by a Person legally obligated to pay such Taxes (other than the Servicer), the Servicer shall promptly reimburse such payor in full, whether out of such fees received by it or otherwise.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Indemnities by the Servicer

Without limiting any other rights which the Agent or the Lenders or the other Indemnified Parties may have hereunder or under applicable law, the Servicer hereby agrees to indemnify the Indemnified Parties and the Purchaser from and against any and all Indemnified Amounts arising out of or resulting from (whether directly or indirectly) (a) the failure of any information contained in any Servicer Report or Receivables Balance Report (in each case to the extent provided by the Servicer) to be true and correct, or the failure of any other information provided to any Indemnified Party by, or on behalf of, the Servicer to be true and correct, (b) the failure of any representation, warranty or statement made or deemed made by the Servicer (or any of its officers) under or in connection with this Agreement to have been true and correct as of the date made or deemed made, (c) the failure by the Servicer to comply with any applicable Law with respect to any Receivable or any Contract related thereto, (d) any dispute, claim, offset or defence of the Obligor to the payment of any Receivable resulting from or related to the collection activities in respect of such Receivable, or (e) any failure of the Servicer to perform its duties or obligations in accordance with the provisions hereof.

SECTION 9.2 Currency Indemnity

If under any applicable law or regulation, or pursuant to a judgment or order being made or registered against the Servicer, or the liquidation of the Servicer, or for any other reason, any payment under or in connection with this Agreement or any Transaction Document is made (including any payment pursuant to this Article IX) or fails to be satisfied, in a currency (the “payment currency”) other than the currency in which such payment is expressed to be due under or in connection with this Agreement or any Transaction Document or, in the event no currency is specified, a currency determined by the Person (in its reasonable good faith opinion) to whom such payment is owed or otherwise payable (the “contractual currency”), then, to the extent that the amount of such payment actually received by the Agent, the Administrator, the Purchaser, any Indemnified Party or any Lender (the “payee”) when converted into the contractual currency at the rate of exchange falls short of such amount due, the Servicer (the “currency payor”) as a separate and independent obligation, shall indemnify and hold harmless the payee against the amount of such shortfall. For the purposes of this Section “rate of exchange” means the rate at which the payee is able on or about the date of such payment to purchase, in accordance with its normal practice, the contractual currency with the payment currency and shall take into account (and the payor shall be liable for) any premium and other costs of exchange including any taxes or duties incurred by reason of any such exchange.

SECTION 9.3 Taxes

(a) All payments and distributions made in respect of Receivables to which this Agreement is subject, and all payments and distributions made or deemed made hereunder by Servicer to any Person (herein, each a “recipient”) (all of the foregoing “covered payments”), shall be made free and clear of and without deduction for any present or future income, excise, stamp or franchise taxes and any other taxes, fees, duties, withholdings or other charges of any nature whatsoever imposed by any taxing authority on any recipient (or any assignee of such parties) (such non-excluded items being called “Taxes”), but excluding franchise taxes and taxes imposed on or measured by the recipient’s net income or gross receipts (other than such taxes imposed on the recipient as a result of the transactions contemplated by the Transaction Documents) (“Excluded Taxes”), except to the extent required by applicable Law or practice. In the event that any withholding or deduction from any covered payment is required in respect of any Taxes, then Servicer shall:

(i) withhold or deduct the required amount from the covered payment;

(ii) pay (or procure the payment of) directly to the relevant authority the full amount required to be so withheld or deducted;

(iii) promptly forward to the recipient an official receipt or other documentation satisfactory to such recipient evidencing such payment to such authority; and

(iv) except in the case of Excluded Taxes, pay (or procure the payment of) to the recipient, out of funds other than Collections, such additional amount or amounts as is necessary to ensure that the net amount actually received by the recipient will equal the full amount such recipient would have received had no such withholding or deduction been required.

(b) Moreover, if any Taxes (other than Excluded Taxes) are directly asserted against any recipient with respect to any payment received by such recipient hereunder, the recipient may pay such Taxes and Servicer will promptly pay such additional amounts (including any penalties, interest or expenses) as shall be necessary in order that the net amount received by the recipient after the payment of such Taxes (including any Taxes on such additional amount) shall equal the amount such recipient would have received had such Taxes not been asserted.

(c) If Servicer fails to pay (or procure the payment of) any Taxes when due to the appropriate taxing authority or fails to remit to the recipient the required receipts or other required documentary evidence, Servicer shall indemnify the recipient for any incremental Taxes, interest, or penalties that may become payable by any recipient as a result of any such failure.

(d) In the event that Servicer pays an additional amount or amounts pursuant to clause (a)(iii) (an “additional tax payment”), and in the event the recipient thereof determines (in its sole, good faith opinion) that, as a result of such additional tax payment, it is effectively entitled to obtain and retain a refund of any Taxes or a tax credit in respect of Taxes which reduces the tax liability of such recipient (a “tax savings”), then such recipient shall, to the extent it can do so without prejudice to the amount of any other deduction, credit or relief, upon effective recipient of such tax savings reimburse to Servicer such amount as such recipient shall determine (in its sole, good faith opinion) to be the proportion of the tax savings as will leave such recipient (after such reimbursement) in no better or worse position than it would have been in had the payment by Servicer in respect of which the foregoing additional tax payment was made not been subject to any withholding or deduction on account of Taxes. If Servicer shall have received from any recipient any amount described in the preceding sentence and it is subsequently determined that such recipient was not entitled to obtain or retain the amount of the tax savings claimed, then Servicer shall repay such amount to such recipient. Each recipient shall have sole discretion to arrange its affairs (including its tax affairs) without regard to this clause (d) and no recipient shall be obligated to disclose any information regarding it affairs (including its tax affairs) or computations to Servicer.

SECTION 9.4 Stamp Taxes, etc. The Servicer for so long as it is MAI or any Affiliate of MAI hereby agrees to pay on demand all stamp and other Taxes (other than Excluded Taxes) and fees (including interest, late payment fees and penalties) paid, payable or determined to be payable in connection with the execution, delivery, performance (including any sale of Receivables), filing and recording of this Agreement, any other Transaction Document or any other instrument, document or agreement filed or delivered in connection therewith.

ARTICLE X

MISCELLANEOUS

SECTION 10.1 Term of Agreement

This Agreement shall terminate on the Final Payout Date; provided that (i) the rights and remedies of the Agent, the Purchaser, the Lenders and the Administrator with respect to any representation and warranty made or deemed to be made by the Servicer pursuant to this Agreement, (ii) the indemnification and payment provisions of Article IX, (iii) the agreements set forth in Sections 10.9, 10.10, 10.11 and 10.12, shall be continuing and shall survive any termination of this Agreement.

SECTION 10.2 Waivers; Amendments

(a) No failure or delay on the part of any party hereto in exercising any power, right or remedy under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or remedy preclude any other further exercise thereof or the exercise of any other power, right or remedy. The rights and remedies herein provided shall be cumulative and nonexclusive of any rights or remedies provided by law.

(b) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Purchaser, the Servicer and the Agent.

SECTION 10.3 Notices

All communications and notices provided for hereunder shall be provided in the manner described in Section 1.6 of the Schedule of Definitions.

SECTION 10.4 Governing Law; Submission to Jurisdiction; Appointment of Service Agent

(a) This Agreement and the rights and obligations of the parties hereto shall be governed by and construed in accordance with English law.

(b) The Servicer agrees that the courts of England shall have jurisdiction to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and, for such purposes, irrevocably submits to the nonexclusive jurisdiction of such courts.

(c) The Servicer for itself irrevocably waives any objection which it might now or hereafter have to the courts referred to in clause (b) being nominated as the forum to hear and determine any suit, action or proceeding, and to settle any dispute, which may arise out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby and agrees not to claim that any such court is not a convenient or appropriate forum.

(d) The Servicer agrees that the process by which any suit, action or proceeding is begun may be served on it by being delivered in connection with any suit, action or proceeding in England to the English Process Agent.

(e) The submission to the jurisdiction of the courts referred to in clause (b) shall not (and shall not be construed so as to) limit the right of the Agent to take proceedings against the Servicer or any of its property in any other court of competent jurisdiction nor shall the taking of proceedings in any other jurisdiction preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(f) The Servicer hereby consents generally in respect of any legal action or proceeding arising out of or in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby, to the giving of any relief or the issue of any process in connection with such action or proceeding including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) of any order or judgment which may be made or given in such action or proceeding. Without limiting the foregoing, the Servicer agrees to reimburse any successful claimant the costs of any legal action or proceeding brought against the Servicer pursuant to this Section 10.4. including the cost of all stamp duties (if any) payable in connection therewith.

SECTION 10.5 Integration

This Agreement contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire Agreement among the parties hereto with respect to the subject matter hereof superseding all prior oral or written understandings.

SECTION 10.6 Severability and Partial Invalidity

(a) Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(b) If a court of competent jurisdiction determines that any term or provision of this Agreement as written is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall reduce the scope, duration, or area of the term or provision, delete specific words or phrases, or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the court’s judgment may be appealed.

SECTION 10.7 Counterparts; Facsimile Delivery.

This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same Agreement. Delivery by facsimile of an executed signature page of this Agreement shall be effective as delivery of an executed counterpart hereof.

SECTION 10.8 Successors and Assigns; Binding Effect

(a) This Agreement shall be binding on the parties hereto and their respective successors and assigns; provided that, subject to Section 2.1(d), the Servicer may not assign any of its rights or delegate any of its duties hereunder or under any of the other Transaction Documents to which it is a party without the prior written consent of the Agent.

(b) The Servicer hereby agrees and consents to the assignment by the CP Lender from time to time of all or any part of its rights under, interest in and title to this Agreement and the Asset Interest to any Program Support Provider. In addition, each of the Purchaser and the Servicer hereby consents to and acknowledges the assignment by the CP Lender of all of its rights under, interest in and title to this Agreement and the Asset Interest to the Agent. The Servicer hereby acknowledges that it has read Section 9.8 of the Receivables Funding Agreement and hereby agrees that the CP Lender may assign its right and interests in this Agreement to the same extent as provided for therein.

SECTION 10.9 Consent to Disclosure

The Servicer hereby consents to the disclosure of any non-public information with respect to it received by the Agent, the Purchaser, the Administrator or any other Secured Party to any other Lender or potential Lender, the Agent, any nationally recognized statistical rating organization rating the CP Lender’s Commercial Paper, any dealer or placement agent of or depositary for the CP Lender’s Commercial Paper, the Administrator, any Program Support Provider, any Participant or any of such Person’s counsel or accountants in relation to this Agreement or any other Transaction Document.

SECTION 10.10 Confidentiality

(a) The Servicer hereby agrees that it will not disclose the contents of this Agreement or any other Transaction Document or any other proprietary or confidential information disclosed to it by the Agent, the Purchaser, the Administrator, any other Secured Party or any Program Support Provider, respectively, to any other Person except (i) its auditors and attorneys, employees or financial advisors (other than any commercial bank) and any nationally recognized statistical rating organization, provided such auditors, attorneys, employees, financial advisors or rating agencies are informed of the highly confidential nature of such information, (ii) an alternative commercial source of financing in connection with a potential refinancing of the Advances in the event that any Liquidity Bank shall have refused to extend the Commitment Termination Date pursuant to Section 2.11 of the Liquidity Agreement, or (iii) as otherwise required by applicable Law or order of a court of competent jurisdiction.

(b) Subject to Section 10.9. the Agent hereby agrees that it will not disclose this Agreement or any other Transaction Document or the terms thereof or any confidential information of or with respect to the Servicer to any other Person except as otherwise requested or required by applicable Law or order of a court of competent jurisdiction.

SECTION 10.11 No Petition

The Servicer hereby covenants and agrees that:

(a) prior to the date which is one (1) year and one (1) day after the payment in full of all outstanding Commercial Paper or other rated indebtedness of the CP Lender, it will not institute against, or join any other Person in instituting against, the CP Lender any proceeding of a type referred to in the definition of Event of Bankruptcy; and

(b) prior to the date which is two (2) years and one (1) day after the Final Payout Date, it will not institute against, or join any other Person in instituting against, the Purchaser any proceeding of a type referred to in the definition of Event of Bankruptcy.

SECTION 10.12 Limited Recourse

The Servicer acknowledges and agrees that, notwithstanding anything to the contrary contained in this Agreement:

(a) the obligations of the Purchaser under the Transaction Documents to which it is a party are solely the corporate obligations of the Purchaser and shall be payable solely to the extent of funds received by the Purchaser in accordance herewith or from any party to any Transaction Document in accordance with the terms thereof and available for such payment in accordance with this Agreement and the other Transaction Documents; and

(b) the obligations of the CP Lender under the Receivables Funding Agreement and any other Transaction Document to which it is a party are solely the corporate obligations of the CP Lender and shall be payable solely to the extent of funds received from Collections or from any party to any Transaction Document in accordance with the terms thereof in excess of funds necessary to pay matured and maturing Commercial Paper.

SECTION 10.13 Contracts (Rights of Third Parties) Act (1999)

Except in respect of the Purchaser, the Agent and the other Secured Parties, which Persons (including, for the avoidance of doubt, their respective successors and permitted assigns) are intended to have the benefit of this Agreement pursuant to the Contracts (Rights of Third Parties) Act (1999), the parties hereto do not intend any term of this Agreement to be enforceable pursuant to the Contracts (Rights of Third Parties) Act (1999).

[Signatures Follow]

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DONEGAL RECEIVABLES PURCHASING LIMITED as Purchaser

By:	/s/ Priscilla Connor

Name:	Priscilla Connor

Title:

MAKHTESHIM AGAN INDUSTRIES LTD. as Servicer

By:

Name:

Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Agent

By:

Name:

Title:

S-1	Receivables Servicing Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DONEGAL RECEIVABLES PURCHASING LIMITED as Purchaser

By:

Name:

Title:

MAKHTESHIM AGAN INDUSTRIES LTD. as Servicer

By:	/s/ Eli Assraf /s/ Arie Nachmias

Name:	Eli Assraf Arie Nachmias

Title:	CFO Financial Manager

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Agent

By:

Name:

Title:

S-1	Receivables Servicing Agreement

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

DONEGAL RECEIVABLES PURCHASING LIMITED as Purchaser

By:

Name:

Title:

MAKHTESHIM AGAN INDUSTRIES LTD. as Servicer

By:

Name:

Title:

COÖPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. (TRADING AS RABOBANK INTERNATIONAL), LONDON BRANCH as Agent

By:	/s/ Sarah B. Mason /s/ Alan Cameron

Name:	SARAH B. MASON ALAN CAMERON

Title:	Executive Director MANAGING DIRECTOR

S-1	Receivables Servicing Agreement

EXHIBIT A

Form of Receivables Balance Report

INSTRUCTIONS: Fill-in all turquoise cells on the following sheets: Monthly Report; Obligor Concentrations; Country Concentrations; and AA, BB, CC, DD, EE, FF, GG, HH, II. See ‘Subpools’ for legend.

Makhteshim-Agan Securitisation Programme

Monthly Servicer Report

(figures in USD unless otherwise stated)	Aug-04

Line #	Changes in Portfolio	Aug-04

1	Ending Total Receivables Balance	215,466,000
2	Aggregate Balance of Ineligible Receivables	5,535,000
3	Ending Eligible Receivables Balance	209,931,000

Line #	Net Receivables Balance Calculation	Aug-04

	Excess Concentrations:
4	Excess Country Concentration Amount	0
5	Excess Currency Concentration Amount	0
6	Excess Obligor Concentration Amount	1,252,760
7	Total Excess Concentration Amount	1,252,760
8	Delinquent and Defaulted Receivables	10,028,000
9	Net Receivables Balance	198,650,240

Line #	Total Reserve Percentage Calculation	Aug-04

10	Loss Reserve
11	Dilution Reserve
12	Reserve Floor
13	Maximum of Loss Reserve + Dilution Reserve and Reserve Floor	0.0%
14	Liquidation Reserve
15	Total Reserve Percentage	0.0%

16	Total Borrowing Base/Net Receivables Balance	100.0%

Line #	Net Advances	Aug-04

17	Maximum aggregate Net Advances	$150,000,000

	Aggregate Net Advances (USD equivalent, estimated)
18	Aggregate Net Advances outstanding	$150,000,000
19	Amount of Net Advances in non-compliance	$0

In satisfaction of its obligations pursuant to Section 3 of the Receivables Servicing Agreement by and among Makhteshim- Agan plc. [and...] Erasmus, and Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International) dated Sep 28, 2004 and in witness whereof, the undersigned has duly executed this certificate this      day of             , 20         and hereby represents and warrants that all information provided herein is true and accurate in all material respects.

S-1	Receivables Servicing Agreement

[Makhteshim Agan] as Master Servicer Agent

By:

Name:

Title:

S-2	Receivables Servicing Agreement